EXHIBIT 99.2

Group 1 Preliminary Paydown Structure Rules

  At the beginning of each period, please set the following variables:
    #FixedAmt1 = $1,000
    #FixedAmt2A = $1,270,000
  Pay the accrual from Class 1A3 in the following manner:
    For the distribution date pay to Class 1A4 until retired.
    Pay to Class 1A3.
  Pay Class 1A1 its priority amount until retired.
  Pay #FixedAmt1 for the distribution date in the following manner:
    Pay Class 1A4 until retired.
    Pay Class 1A3 until retired.
  Pay #FixedAmt2 for the distribution date to Class 1A2 until retired.
  Pay Class 1A4 until retired.
  Pay Class 1A3 until retired.
  Pay Class 1A2 until retired.
  Pay Class 1A1 until retired.

Group Pass-Through Rate:                         5.75%

Pricing Speed:                                               100% PPC (8 -> 20 CPR / 12 months)

NAS Bonds(“Lockout Certificates”):       Class 1A1.  Locked out of scheduled and prepay for 60 months. The priority fraction is (Balance of Total NAS / Total Non-PO Balance).

Z-Bonds(“Accrual Certificates”):              Class 1A3.

LIBOR Certificates:                                      Class 1A4:   Certificate interest rate = 1_Mo_LIBOR plus 0.80, Floor = 0.80%, Hard Cap = 5.75%.  Corridor Cap = 9.50%.  The initial certificate interest rate is 5.17%.  Zero day delay.

Inverse LIBOR Certificates:                        Class 1A5:   Certificate interest rate = 4.95 minus 1_Mo_LIBOR.  Floor = 0.0%, Cap = 4.95%.  Notional balance follows Class 1A4.  The initial certificate interest rate is 0.58%.  Zero day delay.

Yield Maintenance Agreement:                 For Class 1A4:   The Yield maintenance agreement was generated at 15 CPR and will extend the expected life of the bond.  The yield maintenance agreement will be in effect through the Dec 25, 2016 distribution date.  The lower strike will be 4.95% and the upper strike will be 8.70%.  The cap of the floater in any given period will be 9.50%.  The yield maintenance agreement is for Class 1A4 and will not be available for Class 1A5.  The notional balance of the yield maintenance agreement will never exceed the balance of Class 1A4.  The yield maintenance agreement will accrue on a 30/360 basis.  The cap counterparty is currently unknown.

Initial LIBOR:                                                4.37%

Accrual date:                                                                12/01/2005

LIBOR Certificates Accrual date:              12/25/2005